UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 19, 2005

FORD MOTOR COMPANY

(Exact Name of Registrant as Specified in Its Charter)

                    Delaware

(State or Other Jurisdiction of Incorporation)

1-3950	38-0549190
(Commission File Number)	(IRS Employer Identification No.)

One American Road, Dearborn, Michigan                                             48126

(Address of Principal Executive Offices)                                             (Zip Code)

          (313) 322-3000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.
EXHIBIT INDEX

Item 2.02 Results of Operations and Financial Condition.

     Ford Motor Company (“Ford”) hereby incorporates by reference its news release dated July 19, 2005 and supplemental financial information concerning financial results for the second quarter and first six months of 2005, furnished as Exhibits 99.1, 99.2 and 99.3 hereto.

     Ford will conduct two conference calls on July 19, 2005 to review financial results for the second quarter and first six months of 2005. Don Leclair, Ford’s Executive Vice President and Chief Financial Officer, will host a conference call with the investment community and the news media beginning at 9:00 a.m. to review financial results for the second quarter and first six months of 2005. Investors may access this conference call by dialing 800-706-7741 (or 1-617-614-3471 if dialing from outside the United States). The passcode for either telephone number is a verbal response of “Ford Earnings Call.”

     Ford’s Vice President and Treasurer, Ann Marie Petach, Ford Motor Credit Company’s (“Ford Credit”) Vice Chairman and Chief Financial Officer, David Cosper, and Ford’s Vice President and Controller, Jim Gouin, will host a second conference call with fixed income analysts and investors beginning at 11:00 a.m. Investors may access this conference call by dialing 800-706-7741 (or 1-617-614-3471 if dialing from outside the United States). The passcode for either telephone number is a verbal response of “Ford Fixed Income Call.”

     A listen-only webcast and supporting presentation materials for each call will be available on the Internet at www.shareholder.ford.com. Investors may also access replays of the calls by visiting www.shareholder.ford.com, or by dialing 888-286-8010 (1-617-801-6888 if dialing from outside the United States) through July 26, 2005. The passcode for replays of the 9:00 a.m. call is 29481628; the passcode for replays of the 11:00 a.m. call is 55865600. All times referenced above are listed in Eastern Time.

     Please note that the exhibits to this report contain certain “non-GAAP financial measures” as defined in Item 10 of Regulation S-K of the Securities Exchange Act of 1934, as amended. These non-GAAP financial measures include the following: operating-related cash flow for Ford’s Automotive sector; financial results that exclude special items; and managed leverage ratios for our subsidiary, Ford Credit. Each of these non-GAAP financial measures is discussed below, along with the most directly comparable financial measure calculated and presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”) and the reason we believe the presentation of each non-GAAP financial measure provides useful information to investors.

     Operating-Related Cash Flow. The exhibits hereto discuss operating-related cash flow before contributions to trusts (which fund pension and health care obligations) and tax refunds for the second quarter and first six months of 2005. The exhibits also include a milestone for operating-related cash flow for 2005. These exhibits indicate that our Automotive sector had operating-related cash flow before contributions and tax refunds of $(200) million and $600 million for the second quarter and first six months of 2005, respectively. The most directly comparable financial measure calculated and presented in accordance with GAAP is Cash Flow from Operating Activities before Securities Trading for our Automotive sector. Slide 15 and Appendix (pages 13 and 14) of Exhibit 99.2 combine to provide a reconciliation of non-GAAP operating-related cash flow to Cash Flow from Operating Activities before Securities

Trading. Cash Flow from Operating Activities before Securities Trading for our Automotive sector was $1.6 billion and $4.0 billion for the second quarter and first six months of 2005, respectively.

     We believe that the non-GAAP measure of operating-related cash flow before contributions and tax refunds is useful to investors because it includes cash flow elements not included in the GAAP measure of Cash Flow from Operating Activities before Securities Trading for our Automotive sector which we consider to be related to operating activities (for example, capital spending). Consequently, operating-related cash flow provides investors with a more relevant measure of the cash generated by Ford’s Automotive operations than the GAAP measure of Cash Flow from Operating Activities before Securities Trading.

     Financial Results Excluding Special Items. The exhibits hereto also discuss pre-tax profits excluding special items for Ford’s Automotive sector and the primary operating segments and business units within the Automotive sector. The most directly comparable financial measure calculated and presented in accordance with GAAP is pre-tax profits including special items. Ford believes that pre-tax profits excluding special items is a useful measure to provide investors because it excludes those items that Ford does not consider to be indicative of earnings from ongoing operating activities. As a result, pre-tax profits excluding special items provides investors with a more relevant measure of the results generated by our operations. Slide 3 and Appendix (pages 3 and 4) of Exhibit 99.2 list the special items and their impact on financial results for the second quarter and first six months of 2005. Additionally, the tables set forth below show the pre-tax profits (both including and excluding special items) for each of the operating segments and business units within our Automotive sector and for our Financial Services sector for the second quarter and first six months of 2005.

TOTAL COMPANY
2004 — 2005 SECOND QUARTER PRE-TAX RESULTS*

	Pre-Tax Profits						Pre-Tax Profits
	(Incl. Special Items)		Special Items				(Excl. Special Items)
	2004	2005	2004		2005		2004	2005
	(Mils.)	(Mils.)	(Mils.)		(Mils.)		(Mils.)	(Mils.)
North America	$334	$(1,214)	$(120)	**	$(307)		$454	$(907)
South America	22	88	0		0		22	88

Total Americas	$356	$(1,126)	$(120)		$(307)		$476	$(819)

Europe	$191	$66	$(20)	***	$0		$211	$66
P.A.G.	(347)	(16)	0		(33)	***	(347)	17

Total Europe/P.A.G.	$(156)	$50	$(20)		$(33)		$(136)	$83

Asia Pacific and Africa	$(5)	$50	$0		$14		$(5)	$36
Mazda & Assoc. Operations	60	57	0		0		60	57

Total AP and Africa/Mazda	$55	$107	$0		$14		$55	$93

Other Automotive	(298)	398	0		0		(298)	398

Total Automotive	$(43)	$(571)	$(140)		$(326)		$97	$(245)

Financial Services	1,528	1,297	0		0		1,528	1,297

Total Company	$1,485	$726	$(140)		$(326)		$1,625	$1,052

*	From continuing operations
**	Fuel Cell Technology Charge
***	Improvement Plans

TOTAL COMPANY
2004-2005 FIRST SIX MONTHS PRE-TAX RESULTS*

	Pre-Tax Profits						Pre-Tax Profits
	(Incl. Special Items)		Special Items				(Excl. Special Items)
	2004	2005	2004		2005		2004	2005
	(Mils.)	(Mils.)	(Mils.)		(Mils.)		(Mils.)	(Mils.)
North America	$2,297	$(657)	$(120	)**	$(414)		$2,417	$(243)
South America	37	165	0		0		37	165

Total Americas	$2,334	$(492)	$(120)		$(414)		$2,454	$(78)

Europe	$167	$125	$(49	)***	$0		$216	$125
P.A.G.	(314)	(71)	(0)		(33	)***	(314)	(38)

Total Europe/P.A.G.	$(147)	$54	$(49)		$(33)		$(98)	$87

Asia Pacific and Africa	$23	$93	$0		$14		$23	$79
Mazda & Assoc. Operations	114	111	0		0		114	111

Total AP and Africa/Mazda	$137	$204	$0		$14		$137	$190

Other Automotive	(547)	136	17		0		(564)	136

Total Automotive	$1,777	$(98)	$(152)		$(433)		$1,929	$335

Financial Services	2,571	2,373	0		0		2,571	2,373

Total Company	$4,348	$2,275	$(152)		$(433)		$4,500	$2,708

*	From continuing operations
**	Fuel Cell Technology Charge
***	Improvement Plans

     Managed Leverage. The exhibits hereto also discuss Ford Credit’s leverage (i.e., debt-to-equity ratio) on both a financial statement and managed basis. Financial statement leverage is the most directly comparable financial measure calculated and presented in accordance with GAAP to the non-GAAP managed leverage financial measure. The appendices to the exhibits hereto contain a reconciliation of Ford Credit’s non-GAAP managed leverage measure to its financial statement leverage. The appendices indicate that Ford Credit’s financial statement and managed leverage at June 30, 2005 were 11.6 and 12.8 to 1, respectively. We believe that the use of the non-GAAP managed leverage measure, which is the result of several adjustments to Ford Credit’s financial statement leverage, is useful to investors because it reflects the way Ford Credit manages its business. Ford Credit retains interests in receivables sold in off-balance sheet securitization transactions, and, with respect to subordinated retained interests, has credit risk. Accordingly, Ford Credit considers securitization as an alternative source of funding and evaluates credit losses, receivables and leverage on a managed as well as on a financial statement basis. As a result, the managed leverage measure provides investors with meaningful information regarding management’s decision-making processes.

     In calculating its managed leverage ratio, Ford Credit adds the total amount of receivables sold in off-balance sheet securitizations (including securitized funding from discontinued operations), net of retained interests (including retained interest in securitized receivables from discontinued operations), to its debt. It also deducts cash and cash equivalents because these generally correspond to excess debt beyond the amount required to support Ford Credit’s financing operations. It adds minority interests to equity because all of the debt of such consolidated entities is included in total debt. It excludes the impact of Statement of Financial Accounting Standards No. 133 in both the numerator and the denominator in order to exclude the interim effects of changes in market rates, because Ford Credit generally repays its debt funding obligations as they mature.

Item 9.01 Financial Statements and Exhibits.

EXHIBITS

Designation	Description	Method of Furnishing

Exhibit 99.1	News Release dated July 19, 2005	Furnished with this Report

Exhibit 99.2	Investment Community Presentation	Furnished with this Report

Exhibit 99.3	Fixed Income Presentation	Furnished with this Report

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORD MOTOR COMPANY (Registrant)

Date: July 19, 2005	By:	/s/ Peter J. Sherry, Jr.
Peter J. Sherry, Jr.
Secretary

EXHIBIT INDEX

Designation	Description

Exhibit 99.1	News Release dated July 19, 2005

Exhibit 99.2	Investment Community Presentation

Exhibit 99.3	Fixed Income Presentation

Exhibit 99.1

News

Contact:	Media:	Investment Community:	Shareholder Inquiries:	Media
	Glenn Ray	Equity: Raj Modi	800-555-5259 or	Information
	313-594-4410	313-323-8221	313-845-8540	Center:
	gray2@ ford.com	Fixed Income:	stockinf@ford.com	800-665-1515 or
		Rob Moeller		313-621-0504
		313-621-0881		media@ford.com
fordir@ford.com

IMMEDIATE RELEASE

     FORD ANNOUNCES SECOND-QUARTER 2005 FINANCIAL RESULTS

•	Net income of 47 cents per share, or $946 million.

•	Earnings from continuing operations of 47 cents per share, or $936 million, excluding special items.*

•	Worldwide automotive pre-tax loss of $245 million, excluding special items.

•	Financial Services sector pre-tax profit of $1.3 billion.

•	Full-year earnings guidance unchanged at $1.00 to $1.25 per share from continuing operations, excluding special items.

DEARBORN, Mich., July 19, 2005 — Ford Motor Company [NYSE: F] today reported net income of 47 cents per share, or $946 million, for the second quarter of 2005. This compares with net income of 57 cents per share, or $1.2 billion, in the second quarter of 2004.

Ford’s second-quarter earnings from continuing operations, excluding special items, were 47 cents per share, or $936 million, compared to 61 cents per share, or $1.2 billion, in the same period last year.*

Ford’s total sales and revenue in the second quarter was $44.5 billion, compared to $42.9 billion in the year-ago period.

* Earnings per share from continuing operations is calculated on a basis that includes pre-tax profit and provision for taxes, excluding special items, and minority interest. See table following “Safe Harbor/Risk Factors” for the nature and amount of these special items and reconciliation to GAAP.

“Despite profitability in most regions, our global automotive results were disappointing, reflecting the fiercely competitive environment in which we continue to operate, particularly in North America,” said Chairman and Chief Executive Officer Bill Ford. “We are responding to this tougher operating environment through actions aimed at improving our cost structure, optimizing our global footprint, strengthening our balance sheet and making essential investments for the future. We’ll continue to share our plans as the year progresses.”

Actions in the second quarter included:

•	Announced plans to further reduce salaried personnel and related costs in North America.

•	Consolidation of U.K. manufacturing at Jaguar, including personnel separations. Final assembly operations at the Browns Lane plant have ceased and are transitioning to Castle Bromwich.

•	A Memorandum of Understanding with Visteon Corp., Ford’s largest supplier. Over time, the agreement will allow the Company to diversify its supply base and enhance its access to parts, systems and technologies that are more competitive.

•	Announced evaluation of strategic options for Hertz Corp., its rental car and equipment unit, including a potential partial initial public offering or a sale to a third party.

On the product front, Ford continues to deliver more new products with the recent launch of the 2006 Mercury Mariner Hybrid, Range Rover Sport, and new diesel-powered cars from Jaguar and Volvo in Europe. On schedule for fall introductions in North America are the all-new Ford Fusion, Mercury Milan and Lincoln Zephyr mid-size sedans, the redesigned Ford Explorer and Mercury Mountaineer and the Mazda MX-5. In Europe, the high-performance Ford Focus ST will go on sale later this year.

The following discussion of the results of our Automotive sector and Automotive business units is on a basis that excludes special items. See table following “Safe Harbor/Risk Factors” for the nature and amount of these special items and reconciliation to GAAP.

AUTOMOTIVE SECTOR
On a pre-tax basis, worldwide automotive losses in the second quarter were $245 million, down $342 million from a $97 million profit during the same period a year ago.

Worldwide automotive sales for the second quarter rose to $38.7 billion from $36.7 billion in the same period last year. Worldwide vehicle-unit sales in the quarter were 1,718,000, down from 1,751,000 a year ago.

Total cash, including automotive cash, marketable securities, loaned securities and short-term Voluntary Employee Beneficiary Association (VEBA) assets on June 30, 2005, was $21.8 billion, down from $22.9 billion at the end of the first quarter. The Company contributed $1.1 billion to its pension plans and long-term VEBA in the second quarter.

THE AMERICAS
For the second quarter, the Americas reported a pre-tax loss of $819 million, down $1.3 billion from a $476 million pre-tax profit in the same period a year ago.

North America: In the second quarter, Ford’s North American automotive operations reported a pre-tax loss of $907 million, down $1.4 billion from a $454 million pre-tax profit a year ago. Higher costs and lower volumes contributed to the decline. Sales were $19.9 billion, down $568 million from the same period a year ago.

South America: Ford’s South American automotive operations reported a second-quarter pre-tax profit of $88 million, an increase of $66 million from a $22 million pre-tax profit a year ago. The improvement primarily reflected higher volumes and pricing, partially offset by higher commodity costs. Sales for the second quarter improved to $1 billion from $665 million in 2004.

FORD EUROPE AND PREMIER AUTOMOTIVE GROUP (PAG)
The 2005 second-quarter combined pre-tax profit for Ford Europe and PAG automotive operations was $83 million, compared with a loss of $136 million for the year-ago period, an improvement of $219 million.

Ford Europe: Ford Europe’s second-quarter pre-tax profit was $66 million, compared with a pre-tax profit of $211 million during the 2004 period. The deterioration of $145 million primarily reflected lower net pricing, lower production volumes, higher material and pension costs and lower profits from operations in Turkey. These were partially offset by internal cost reductions and mix improvements. Ford Europe’s sales in the second quarter were $7.9 billion, compared with $6.7 billion during the second quarter of 2004.

Premier Automotive Group: PAG reported a pre-tax profit of $17 million for the second quarter, compared with a pre-tax loss of $347 million for the same period in 2004. The improvement primarily reflected richer product mix and higher net revenue, primarily at Land Rover, partially offset by unfavorable exchange. Second-quarter sales for PAG were $7.9 billion, compared with $6.9 billion a year ago.

FORD ASIA-PACIFIC and AFRICA/MAZDA
The 2005 second-quarter combined pre-tax profit for Ford Asia-Pacific and Africa/Mazda was $93 million, compared with $55 million for the year-ago period, an improvement of $38 million.

Ford Asia-Pacific and Africa: For the second quarter of 2005, Ford Asia-Pacific and Africa reported a pre-tax profit of $36 million, an improvement of $41 million from a $5 million pre-tax loss a year ago. The results primarily reflected favorable exchange, higher volumes and improved mix, partially offset by higher developments costs for future products. Sales were $2 billion, an improvement of $100 million from $1.9 billion during the second quarter of 2004.

Mazda: During the second quarter of 2005, Ford’s share of Mazda profits and associated operations was $57 million, down from $60 million during the same period a year ago.

OTHER AUTOMOTIVE
Second-quarter earnings included a profit of $398 million in other automotive financial results. This is an improvement of $696 million from the same period last year, primarily reflecting interest income related to tax refunds.

FORD MOTOR CREDIT COMPANY
On a pre-tax basis, Ford Motor Credit earned $1.2 billion in the second quarter, down $229 million from the previous year. The decline primarily reflected higher borrowing costs and the impact of lower receivable levels, partially offset by improved credit loss performance. Ford Motor Credit reported net income of $740 million in the second quarter of 2005, down from $897 million in the same period a year ago.

HERTZ CORP.
Hertz reported a second-quarter pre-tax profit of $153 million, a $9 million improvement from the $144 million pre-tax profit from the same period in 2004. The improvement reflected higher car and equipment rental volumes and higher proceeds from the disposal of used vehicles and equipment, partially offset by a highly competitive pricing environment in car rental markets. Net income in the second quarter for Hertz was $97 million, up from $94 million in the same period last year.

SPECIAL ITEMS*
In total, special items had no impact on earnings per share in the second quarter. Charges for Visteon-related actions and personnel reduction programs reduced earnings per share by 18 cents. These charges were fully offset by non-recurring adjustments that, in total, significantly reduced the Company’s tax accrual during the quarter. These adjustments primarily reflect prior year federal and state tax settlements.

* See table following “Safe Harbor/Risk Factors” for the nature and amount of these special items and reconciliation to GAAP.

OUTLOOK
Commenting on the Company’s financial outlook, Executive Vice President and Chief Financial Officer, Don Leclair, said “We recognize we have more to do in an environment that continues to be extremely challenging. We will continue to focus on improving our operating efficiencies and margins.”

The Company’s 2005 full-year earnings guidance is unchanged at $1.00 to $1.25 per share. Full-year earnings-per-share guidance excludes the effect of special items and discontinued operations, which are presently estimated to include the following items:

TOTAL COMPANY 2005 FULL-YEAR SPECIAL ITEMS AND DISCONTINUED OPERATIONS

Special Items		Full Year EPS

•	Visteon-Related Charges	$(0.21) — (0.30)

•	Personnel Reduction Programs

	- North America	(0.02)

	- PAG	(0.03)

	- Further Personnel Reduction Programs	(TBD)

•	Fuel Cell Technology Charges	(0.05)

•	Non-Core Businesses Held for Sale	(0.01)

•	Tax Adjustments	0.18

Total Special Items		$(0.14) — (TBD)

Discontinued Operations		0.02

	Effect of Special Items and
	Discontinued Operations	$(0.12) — (TBD)

SECOND-QUARTER RESULTS CONFERENCE CALL — TUESDAY, JULY 19

Executive Vice President and Chief Financial Officer Don Leclair will host a conference call beginning at 9:00 a.m. EST to discuss second-quarter financial results.

Following the earnings call, at 11:00 a.m. EST, Ford Vice President and Treasurer Ann Marie Petach, Ford Credit Vice Chairman and Chief Financial Officer David Cosper, and Ford Vice President and Controller Jim Gouin will host a conference call for fixed income analysts and investors.

The presentations (listen-only) and supporting materials also will be available on the Internet at www.shareholder.ford.com. Representatives of the news media and the investment community participating by teleconference will have the opportunity to ask questions following the presentations.

Access Information

Tuesday, July 19

www.shareholder.ford.com

Toll Free:	800-706-7741

International:	617-614-3471

Earnings:	9:00 a.m. EST

Earnings Passcode:	“Ford Earnings Call”

Fixed Income:	11:00 a.m. EST

Fixed Income Passcode:	“Ford Fixed Income Call”

Replays

Available through Tuesday, July 26

www.shareholder.ford.com

Toll Free:	888-286-8010

International:	617-801-6888

Passcodes

Earnings:	29481628

Fixed Income:	55865600

Ford Motor Company, a global automotive industry leader based in Dearborn, Michigan, manufactures and distributes automobiles in 200 markets across six continents. With more than 324,000 employees worldwide, the Company’s core and affiliated automotive brands include Aston Martin, Ford, Jaguar, Land Rover, Lincoln, Mazda, Mercury and Volvo. Its automotive-related services include Ford Motor Credit Company and The Hertz Corporation.

- # # # -

Safe Harbor/Risk Factors

Statements included or incorporated by reference herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on expectations, forecasts and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

•	greater price competition resulting from currency fluctuations, industry overcapacity or other factors;

•	a significant decline in industry sales, particularly in the U.S. or Europe, resulting from slowing economic growth, geo-political events or other factors;
•	lower-than-anticipated market acceptance of new or existing products;
•	economic distress of suppliers that may require us to provide financial support or take other measures to ensure supplies of materials;
•	work stoppages at Ford or supplier facilities or other interruptions of supplies;
•	the discovery of defects in vehicles resulting in delays in new model launches, recall campaigns or increased warranty costs;
•	increased safety, emissions, fuel economy or other regulation resulting in higher costs and/or sales restrictions;
•	unusual or significant litigation or governmental investigations arising out of alleged defects in our products or otherwise;
•	worse-than-assumed economic and demographic experience for our postretirement benefit plans (e.g., investment returns, interest rates, health care cost trends, benefit improvements);
•	currency or commodity price fluctuations, including rising steel prices;
•	changes in interest rates;
•	an increase in or acceleration of the market shift from truck sales or from sales of other more profitable vehicles in the U.S.;
•	economic difficulties in any significant market;
•	higher prices for or reduced availability of fuel;
•	labor or other constraints on our ability to restructure our business;
•	a change in our requirements or obligations under long-term supply arrangements pursuant to which we are obligated to purchase minimum quantities or a fixed percentage of output or pay minimum amounts;
•	additional credit rating downgrades;
•	inability to access debt or securitization markets around the world at competitive rates or in sufficient amounts;
•	higher-than-expected credit losses;
•	lower-than-anticipated residual values for leased vehicles and higher-than-expected lease return rates; and
•	increased price competition in the rental car industry and/or a general decline in business or leisure travel due to terrorist attacks, acts of war, epidemic disease or measures taken by governments in response thereto that negatively affect the travel industry.

We cannot assure that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. It is to be expected that there may be differences between projected and actual results. Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

***

Attachment

TOTAL COMPANY 2005 SECOND QUARTER INCOME FROM CONTINUING OPERATIONS
COMPARED WITH NET INCOME*

	Second Quarter
	Earnings		Memo:
	Per	After-Tax	Pre-Tax
	Share**	Profit	Profit
		(Mils.)	(Mils.)

Income from Continuing Operations Excluding Special Items	$0.47	$936	$1,052

Special Items
- Visteon-Related Charges	$(0.15)	$(313)	$(318)
- Personnel Reduction Programs
• North America	(0.02)	(41)	(63)
• PAG	(0.01)	(21)	(33)
Fuel Cell Technology Charges	***	(11)	(11)
Non-Core Businesses Held for Sale	***	9	14
Tax Adjustments****	0.18	384	85

Total Special Items	$0	$7	$(326)

Income from Continuing Operations	$0.47	$943	$726

Discontinued Operations	***	3

Net Income	$0.47	$946

*	Additional reconciling items are available in the materials supporting the July 19, 2005 conference calls at www.shareholder.ford.com

**	Earnings per share from continuing operations is calculated on a basis that includes pre-tax profit, provision for taxes, and minority interest.
***	Less than $0.01/$1 million
****	Primarily reflects prior year federal and state tax settlements

FORD MOTOR COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME
For the Periods Ended June 30, 2005 and 2004
(in millions, except per share amounts)

	Second Quarter		First Half
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Sales and revenues
Automotive sales	$38,685	$36,661	$78,017	$75,461
Financial Services revenues	5,863	6,212	11,667	12,135

Total sales and revenues	44,548	42,873	89,684	87,596

Costs and expenses
Cost of sales	36,713	33,624	72,271	67,678
Selling, administrative and other expenses	6,127	5,920	12,217	11,739
Interest expense	1,719	1,734	3,683	3,569
Provision for credit and insurance losses	(17)	174	168	527

Total costs and expenses	44,542	41,452	88,339	83,513
Automotive interest income and other non-operating income/(expense), net	651	(20)	804	125
Automotive equity in net income/(loss) of affiliated companies	69	84	126	140

Income/(loss) before income taxes	726	1,485	2,275	4,348
Provision for/(benefit from) income taxes	(301)	261	13	1,080

Income/(loss) before minority interests	1,027	1,224	2,262	3,268
Minority interests in net income/(loss) of subsidiaries	84	72	142	157

Income/(loss) from continuing operations	943	1,152	2,120	3,111
Income/(loss) from discontinued operations	3	13	38	6

Net income/(loss)	$946	$1,165	$2,158	$3,117

AMOUNTS PER SHARE OF COMMON AND CLASS B STOCK
Basic income/(loss)
Income/(loss) from continuing operations	$0.51	$0.63	$1.16	$1.71
Income/(loss) from discontinued operations	—	0.01	0.02	—

Net income/(loss)	$0.51	$0.64	$1.18	$1.71

Diluted income/(loss)
Income/(loss) from continuing operations	$0.47	$0.57	$1.05	$1.51
Income/(loss) from discontinued operations	—	—	0.01	—

Net income/(loss)	$0.47	$0.57	$1.06	$1.51

Cash dividends	$0.10	$0.10	$0.20	$0.20

Certain amounts in prior year’s financial statements have been reclassified to conform with current year presentation.

FORD MOTOR COMPANY AND SUBSIDIARIES

SECTOR STATEMENT OF INCOME
For the Periods Ended June 30, 2005 and 2004
(in millions, except per share amounts)

	Second Quarter		First Half
	2005	2004	2005	2004
	(unaudited)		(unaudited)
AUTOMOTIVE
Sales	$38,685	$36,661	$78,017	$75,461
Costs and expenses
Cost of sales	36,713	33,624	72,271	67,678
Selling, administrative and other expenses	3,076	2,832	6,185	5,574

Total costs and expenses	39,789	36,456	78,456	73,252

Operating income/(loss)	(1,104)	205	(439)	2,209

Interest expense	187	312	589	697

Interest income and other non-operating income/(expense), net	651	(20)	804	125
Equity in net income/(loss) of affiliated companies	69	84	126	140

Income/(loss) before income taxes — Automotive	(571)	(43)	(98)	1,777

FINANCIAL SERVICES
Revenues	5,863	6,212	11,667	12,135
Costs and expenses
Interest expense	1,532	1,422	3,094	2,872
Depreciation	1,540	1,659	3,054	3,388
Operating and other expenses	1,511	1,429	2,978	2,777
Provision for credit and insurance losses	(17)	174	168	527

Total costs and expenses	4,566	4,684	9,294	9,564

Income/(loss) before income taxes — Financial Services	1,297	1,528	2,373	2,571

TOTAL COMPANY
Income/(loss) before income taxes	726	1,485	2,275	4,348
Provision for/(benefit from) income taxes	(301)	261	13	1,080

Income/(loss) before minority interests	1,027	1,224	2,262	3,268
Minority interests in net income/(loss) of subsidiaries	84	72	142	157

Income/(loss) from continuing operations	943	1,152	2,120	3,111
Income/(loss) from discontinued operations	3	13	38	6

Net income/(loss)	$946	$1,165	$2,158	$3,117

AMOUNTS PER SHARE OF COMMON AND CLASS B STOCK
Basic income/(loss)
Income/(loss) from continuing operations	$0.51	$0.63	$1.16	$1.71
Income/(loss) from discontinued operations	—	0.01	0.02	—

Net income/(loss)	$0.51	$0.64	$1.18	$1.71

Diluted income/(loss)
Income/(loss) from continuing operations	$0.47	$0.57	$1.05	$1.51
Income/(loss) from discontinued operations	—	—	0.01	—

Net income/(loss)	$0.47	$0.57	$1.06	$1.51

Cash dividends	$0.10	$0.10	$0.20	$0.20

Certain amounts in prior year’s financial statements have been reclassified to conform with current year presentation.

FORD MOTOR COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET
(in millions)

	June 30,	December 31,
	2005	2004
	(unaudited)
ASSETS
Cash and cash equivalents	$30,133	$23,510
Marketable securities	8,614	9,507
Loaned securities	734	1,058
Finance receivables, net	97,565	110,749
Other receivables, net	6,523	5,969
Net investment in operating leases	33,859	31,763
Retained interest in sold receivables	5,287	9,166
Inventories	11,550	10,766
Equity in net assets of affiliated companies	2,861	2,835
Net property	42,281	44,549
Deferred income taxes	4,567	4,830
Goodwill and other intangible assets	6,679	7,271
Assets of discontinued/held-for-sale operations	23	2,374
Other assets	26,158	29,511

Total assets	$276,834	$293,858

LIABILITIES AND STOCKHOLDERS’ EQUITY
Payables	$23,853	$22,689
Accrued and other liabilities	73,911	74,964
Debt	158,441	172,973
Deferred income taxes	5,605	6,171
Liabilities of discontinued/held-for-sale operations	15	139

Total liabilities	261,825	276,936
Minority interests	806	877
Stockholders’ equity
Capital stock
Common Stock, par value $0.01 per share (1,837 million shares issued)	18	18
Class B Stock, par value $0.01 per share (71 million shares issued)	1	1
Capital in excess of par value of stock	5,110	5,321
Accumulated other comprehensive income/(loss)	(2,611)	1,258
Treasury stock	(1,281)	(1,728)
Earnings retained for use in business	12,966	11,175

Total stockholders’ equity	14,203	16,045

Total liabilities and stockholders’ equity	$276,834	$293,858

Certain amounts in prior year’s financial statements have been reclassified to conform with current year presentation.

FORD MOTOR COMPANY AND SUBSIDIARIES

SECTOR BALANCE SHEET
(in millions)

	June 30,	December 31,
	2005	2004
	(unaudited)
ASSETS
Automotive
Cash and cash equivalents	$10,812	$10,142
Marketable securities	7,607	8,291
Loaned securities	734	1,058

Total cash, marketable and loaned securities	19,153	19,491
Receivables, net	2,832	2,894
Inventories	11,550	10,766
Deferred income taxes	3,356	3,837
Other current assets	8,080	8,916

Total current assets	44,971	45,904
Equity in net assets of affiliated companies	1,975	1,907
Net property	40,675	42,904
Deferred income taxes	8,646	10,894
Goodwill and other intangible assets	5,787	6,374
Assets of discontinued/held-for-sale operations	23	188
Other assets	10,366	9,455

Total Automotive assets	112,443	117,626
Financial Services
Cash and cash equivalents	19,321	13,368
Investments in securities	1,007	1,216
Finance receivables, net	101,256	113,824
Net investment in operating leases	33,859	31,763
Retained interest in sold receivables	5,287	9,166
Goodwill and other intangible assets	892	897
Assets of discontinued/held-for-sale operations	—	2,186
Other assets	10,240	13,746
Receivable from Automotive	1,655	2,753

Total Financial Services assets	173,517	188,919
Intersector elimination	(1,655)	(2,753)

Total assets	$284,305	$303,792

LIABILITIES AND STOCKHOLDERS’ EQUITY
Automotive
Trade payables	$16,440	$16,026
Other payables	4,679	4,269
Accrued and other liabilities	31,285	31,059
Deferred income taxes	2,490	2,514
Debt payable within one year	1,058	977
Current payable to Financial Services	1,026	1,382

Total current liabilities	56,978	56,227
Long-term debt	17,034	17,458
Other liabilities	35,503	35,699
Deferred income taxes	—	3,042
Liabilities of discontinued/held-for-sale operations	15	46
Payable to Financial Services	629	1,371

Total Automotive liabilities	110,159	113,843
Financial Services
Payables	2,734	2,394
Debt	140,349	154,538
Deferred income taxes	10,586	10,549
Other liabilities and deferred income	7,123	8,206
Liabilities of discontinued/held-for-sale operations	—	93

Total Financial Services liabilities	160,792	175,780
Minority interests	806	877
Stockholders’ equity
Capital stock
Common Stock, par value $0.01 per share (1,837 million shares issued)	18	18
Class B Stock, par value $0.01 per share (71 million shares issued)	1	1
Capital in excess of par value of stock	5,110	5,321
Accumulated other comprehensive income/(loss)	(2,611)	1,258
Treasury stock	(1,281)	(1,728)
Earnings retained for use in business	12,966	11,175

Total stockholders’ equity	14,203	16,045
Intersector elimination	(1,655)	(2,753)

Total liabilities and stockholders’ equity	$284,305	$303,792

Certain amounts in prior year’s financial statements have been reclassified to conform with current year presentation.

FORD MOTOR COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
For the Periods Ended June 30, 2005 and 2004
(in millions)

	First Half
	2005	2004
	(unaudited)
Cash and cash equivalents at January 1	$23,510	$23,208

Cash flows from operating activities before securities trading	18,275	13,235
Net sales/(purchases) of trading securities	(3,679)	(723)

Net cash flows from operating activities	14,596	12,512

Cash flows from investing activities
Capital expenditures	(3,572)	(2,780)
Acquisitions of retail and other finance receivables and operating leases	(28,951)	(31,727)
Collections of retail and other finance receivables and operating leases	25,150	23,795
Net acquisitions of daily rental vehicles	(2,997)	(2,902)
Purchases of securities	(2,451)	(6,026)
Sales and maturities of securities	2,395	5,703
Proceeds from sales of retail and other finance receivables and operating leases	12,506	3,760
Proceeds from sale of businesses	2,070	125
Cash paid for acquisitions	(1,296)	(30)
Other	71	(48)

Net cash (used in)/provided by investing activities	2,925	(10,130)

Cash flows from financing activities
Cash dividends	(367)	(366)
Net sales/(purchases) of Common Stock	184	(101)
Changes in short-term debt	821	8,412
Proceeds from issuance of other debt	14,765	7,831
Principal payments on other debt	(25,769)	(24,401)
Other	(6)	(35)

Net cash (used in)/provided by financing activities	(10,372)	(8,660)

Effect of exchange rate changes on cash	(526)	(145)

Net increase/(decrease) in cash and cash equivalents	6,623	(6,423)

Cash and cash equivalents at March 31	$30,133	$16,785

Certain amounts in prior year’s financial statements have been reclassified to conform with current year presentation.

FORD MOTOR COMPANY AND SUBSIDIARIES

CONDENSED SECTOR STATEMENT OF CASH FLOWS
For the Periods Ended June 30, 2005 and 2004
(in millions)

	First Half 2005		First Half 2004
		Financial		Financial
	Automotive	Services	Automotive	Services
	(unaudited)		(unaudited)
Cash and cash equivalents at January 1	$10,142	$13,368	$6,856	$16,352

Cash flows from operating activities before securities trading	4,049	10,059	3,582	9,454
Net sales/(purchases) of trading securities	1,058	(4,737)	(692)	(31)

Net cash flows from operating activities	5,107	5,322	2,890	9,423

Cash flows from investing activities
Capital expenditures	(3,347)	(225)	(2,591)	(189)
Acquisitions of retail and other finance receivables and operating leases	—	(28,951)	—	(31,727)
Collections of retail and other finance receivables and operating leases	—	24,979	—	23,895
Net (acquisitions)/collections of wholesale receivables	—	599	—	(865)
Net acquisitions of daily rental vehicles	—	(2,997)	—	(2,902)
Purchases of securities	(2,149)	(302)	(5,593)	(433)
Sales and maturities of securities	1,883	512	5,312	391
Proceeds from sales of retail and other finance receivables and operating leases	—	12,506	—	3,760
Proceeds from sales of wholesale receivables	—	3,739	—	964
Proceeds from sale of businesses	29	2,041	125	—
Net investing activity with Financial Services	1,402	—	1,832	—
Cash paid for acquisitions	(1,296)	—	(30)	—
Other	(11)	82	17	(65)

Net cash (used in)/provided by investing activities	(3,489)	11,983	(928)	(7,171)

Cash flows from financing activities
Cash dividends	(367)	—	(366)	—
Net sales/(purchases) of Common Stock	184	—	(101)	—
Changes in short-term debt	145	676	(267)	8,679
Proceeds from issuance of other debt	84	14,681	289	7,542
Principal payments on other debt	(595)	(25,174)	(1,729)	(22,672)
Net financing activity with Automotive	—	(1,402)	—	(1,832)
Other	(4)	(2)	(15)	(20)

Net cash (used in)/provided by financing activities	(553)	(11,221)	(2,189)	(8,303)

Effect of exchange rate changes on cash	(39)	(487)	(37)	(108)
Net transactions with Automotive/Financial Services	(356)	356	474	(474)

Net increase/(decrease) in cash and cash equivalents	670	5,953	210	(6,633)

Cash and cash equivalents at June 30	$10,812	$19,321	$7,066	$9,719

Certain amounts in prior year’s financial statements have been reclassified to conform with current year presentation.

Exhibit 99.2

SECOND QUARTER 2005 EARNINGS REVIEW JULY 19, 2005

SECOND QUARTER 2005 EARNINGS REVIEW JULY 19, 2005

TOTAL COMPANY SECOND QUARTER 2005 SUMMARY Earnings per share of $0.47 from continuing operations, excluding special items; net income was $0.47 per share* North American Automotive loss disappointing All other Automotive Operations profitable; P.A.G. progress continues Ford Credit pre-tax profit of $1.2 billion Liquidity remains strong * Earnings per share from continuing operations is calculated on a basis that includes pre-tax profit, provision for taxes and minority interest; see Appendix (page 1) for method of calculation, and Slide 3 and Appendix (page 3) for reconciliation to GAAP SLIDE 1

Earnings Per Share Net Income $ 0.47 $(0.10) $ 1.06 $ (0.45) Continuing Ops. -- Excl. Special Items 0.47 (0.14) 1.08 (0.48) After-Tax Profits (Mils.) Net Income $ 946 $ (219) $2,158 $ (959) Continuing Ops. -- Excl. Special Items 936 (307) 2,196 (1,014) Memo: Tax Rate 3.3% (16.9) Pts. 14.4% (11.6) Pts. Pre-Tax Profits (Mils.) Incl. Special Items $ 726 $ (759) $2,275 $(2,073) Excl. Special Items 1,052 (573) 2,708 (1,792) Revenue (Bils.) Total Sales and Revenue $ 44.5 $ 1.6 $ 89.7 $ 2.1 Automotive Sales 38.7 2.0 78.0 2.5 Vehicle Unit Sales (000) 1,718 (33) 3,434 (105) Automotive Cash, Marketable and Loaned Securities and Short-term VEBA* (Bils.) Gross** $ 21.8 $ (5.0) $21.8 $ (5.0) Net of Total Debt 3.7 (4.3) 3.7 (4.3) Operating-Related Cash Flow*** (0.2) (0.3) 0.6 (1.8) TOTAL COMPANY SECOND QUARTER AND FIRST SIX MONTHS RESULTS 2005 O / (U) 2004 Second Quarter * Voluntary Employee Beneficiary Association (VEBA) Trust used to pre-fund certain employee benefit obligations ** See Appendix (page 13) for reconciliation to GAAP *** Before pension and long-term VEBA contributions and tax refunds; see Slide 15 for calculation and Appendix (pages 13 and 14) for reconciliation to GAAP 2005 O / (U) 2004 First Six Months SLIDE 2

TOTAL COMPANY INCOME FROM CONTINUING OPERATIONS COMPARED WITH NET INCOME Income from Continuing Operations Excluding Special Items $ 0.47 $ 936 $1,052 $ 1.08 $2,196 $2,708 Special Items Visteon-Related Charges** $(0.15) $ (313) $(318) $(0.15) $ (319) $ (327) Personnel Reduction Program North America (0.02) (41) (63) (0.02) (41) (63) P.A.G. (0.01) (21) (33) (0.01) (21) (33) Fuel Cell Technology Charges *** (11) (11) (0.02) (50) (50) Non-Core Businesses Held for Sale *** 9 14 (0.01) (29) (45) Tax Adjustments**** 0.18 384 85 0.18 384 85 Total Special Items $ 0 $ 7 $(326) $(0.03) $ (76) $ (433) Income from Continuing Operations $ 0.47 $ 943 $ 726 $ 1.05 $2,120 $2,275 Discontinued Operations *** 3 0.01 38 Net Income $ 0.47 $ 946 $ 1.06 $2,158 * Earnings per share from continuing operations is calculated on a basis that includes pre-tax profit, provision for taxes, and minority interest; see Appendix (page 1) for calculation ** See Slide 4 for further detail *** Less than $0.01 **** Primarily reflects prior year federal and state tax settlements Memo: Pre-Tax Profit (Mils.) Second Quarter Earnings Per Share* After-Tax Profit (Mils.) Memo: Pre-Tax Profit (Mils.) First Six Months Earnings Per Share* After-Tax Profit (Mils.) SLIDE 3

2005 FINANCIAL EFFECT OF VISTEON AGREEMENTS -- SPECIAL ITEMS Estimated Assets Received* $ 700 - $900 Valuation Allowance / Forgiveness of Employee-Related Receivables** (450) Cash Payment for Inventories (300) Cash for Visteon Restructuring Escrow Account (400) Deferred Cash for Visteon Restructuring - related to Ford-managed entity (150) 2005 Transaction-Related Special Items $(400) - $(600) Hourly Buyouts (100) Total Special Items $(500) - $(700) Memo: Second Quarter 2005 Special Items*** $ (318) * Including inventories and net of transaction costs ** Excludes $(600) million allowance recognized in 2004 *** Primarily valuation allowance against employee-related receivables 2005 Projected Full Year Effect (Mils.) SLIDE 4

TOTAL COMPANY 2005 SECOND QUARTER PRE-TAX PROFIT BY SECTOR* * Excludes special items; see Slide 3 and Appendix (page 3) for reconciliation to GAAP Financial Services Automotive Memo: B / (W) 2004 $(573) $(342) $(231) (Mils.) Total Total Auto Fin Svcs 2Q 1052 -245 1297 $1,052 $1,297 $(245) SLIDE 5

* Excludes special items; see Slide 3 and Appendix (page 3) for reconciliation to GAAP AUTOMOTIVE SECTOR 2005 SECOND QUARTER AUTOMOTIVE PRE-TAX PROFIT COMPARED WITH 2004* (Billions) 2004 2005 Volume Pricing Cost Exchange Other 0.1 -0.2 -0.2 0.3 -1.1 -0.1 0.8 $0.3 $(0.2) Net Pricing Cost Perform. $(1.1) Volume / Mix 2005 $(0.2) Other 2004 $0.1 $(0.1) Exchange $0.8 Share $(0.7) Stocks (0.1) Industry 0.3 Mix / Other 0.3 Total $(0.2) $(0.3) SLIDE 6

AUTOMOTIVE SECTOR FIRST SIX MONTHS COST PERFORMANCE* Quality Mfg. Eng Overhead Net Product D&A Pension -0.3 0.4 0 -1 -0.1 -0.4 2005 Costs B / (W) 2004 (Bils.) Net Product Costs Quality Related Pension / OPEB Deprec. / Amort. Mfg. / Engrg. Overhead * At constant volume, mix, and exchange; excludes special items Total $(1.4) Bils. $(0.3) $0 $(1.0) $(0.4) $(0.1) $0.4 Includes Impact of Higher Commodity Prices Memo: Second Qtr. $(0.2) $0 $0 $(0.7) $0 $(0.2) SLIDE 7

AUTOMOTIVE SECTOR 2005 SECOND QUARTER PROFIT / (LOSS) BY SEGMENT* Memo: B / (W) 2004 $(342) $(1,295) $219 $38 $696 * Excludes special items; see Slide 3 and Appendix (page 3) for reconciliation to GAAP Worldwide Other Automotive WW Americas Europe/PAG AP/Africa Other 2Q -245 -819 83 93 398 Americas $(245) $398 $(819) $83 Europe / P.A.G. Asia Pacific & Africa / Mazda $93 Pre-Tax Profit / (Loss) -- (Mils.) SLIDE 8

AUTOMOTIVE SECTOR -- NORTH AMERICA SECOND QUARTER KEY METRICS -- 2005 vs. 2004 2003 2004 Revenue 20.5 19.9 $19.9 $20.5 Revenue (Bils.) 2004 2005 Vehicle Unit Sales 919 837 862 919 Vehicle Unit Sales (000) 2004 2005 PBT 454 -907 $454 Pre-Tax Profits (Mils.)* Memo: U.S. Market Share 18.1% 16.7% * Excludes special items; see Slide 3 and Appendix (page 3) for reconciliation to GAAP $(907) 2005 2004 2005 2004 2005 2004 SLIDE 9

AUTOMOTIVE SECTOR -- SOUTH AMERICA SECOND QUARTER KEY METRICS -- 2005 vs. 2004 2004 2005 0.7 1 $1.0 $0.7 Revenue (Bils.) 2004 2005 Vehicle Unit Sales 68 85 85 68 Vehicle Unit Sales (000) 2004 2005 PBT 15 71 Pre-Tax Profits (Mils.) Memo: Brazil Mkt. Share 11.1% 11.9% 2005 2004 2005 2004 2005 2004 2004 2005 0.7 0.9 2003 2004 East 22 88 $22 $88 SLIDE 10

AUTOMOTIVE SECTOR -- EUROPE SECOND QUARTER KEY METRICS -- 2005 vs. 2004 1st Qtr 2nd Qtr East 6.7 7.9 2005 2004 $7.9 $6.7 Revenue (Bils.) 2003 2004 455 454 2005 2004 454 455 Vehicle Unit Sales (000) 2004 2005 East 211 66 $211 2005 2004 Pre-Tax Profits (Mils.)* Memo: Market Share** 8.6% 8.5% * Excludes special items; see Slide 3 and Appendix (page 3) for reconciliation to GAAP ** European market share for Ford Europe is based on estimated 2005 vehicle registrations for our 19 major markets $66 SLIDE 11

AUTOMOTIVE SECTOR -- P.A.G. SECOND QUARTER KEY METRICS -- 2005 vs. 2004 2nd Qtr 2nd Qtr East 6.9 7.9 2005 2004 $7.9 $6.9 Revenue (Bils.) 2004 2005 201 202 2005 2004 202 201 Vehicle Unit Sales (000) 2004 2005 East -347 17 $(347) 2005* 2004 Pre-Tax Profits (Mils.) $17 Memo: U.S. Mkt. Share 1.3% 1.1 % Eur. Mkt. Share** 2.4 2.2 * Excludes special items; see Slide 3 and Appendix (page 3) for reconciliation to GAAP ** European market share for P.A.G. is based on estimated 2005 vehicle registrations for our 19 major markets SLIDE 12

AUTOMOTIVE SECTOR -- ASIA PACIFIC AND AFRICA / MAZDA SECOND QUARTER 2005 PRE-TAX PROFITS* Memo: B / (W) 2004 $38 $41 $(3) (Millions) Asia Pacific and Africa / Mazda Asia Pacific and Africa Mazda and Assoc. Operations AP and A/M AP & Af Mazda & 1Q 93 36 57 $93 $57 $36 * Excludes special items; see Slide 3 and Appendix (page 3) for reconciliation to GAAP SLIDE 13

AUTOMOTIVE SECTOR -- ASIA PACIFIC AND AFRICA SECOND QUARTER KEY METRICS -- 2005 vs. 2004 2003 2004 Revenue 1.9 2 2005 2004 $2.0 $1.9 Revenue (Bils.) 2003 2004 Vehicle Unit Sales 108 115 2005 2004 115 108 Vehicle Unit Sales (000) 2002 2003 PBT 3 25 2005* 2004 Pre-Tax Profits (Mils.) 2004 2005 East -5 35 $36 $(5) Memo: Australia Mkt. Share 13.7% 13.1% * Excludes special items; see Slide 3 and Appendix (page 3) for reconciliation to GAAP SLIDE 14

AUTOMOTIVE SECTOR 2005 SECOND QUARTER CASH* Second Quarter (Bils.) Cash, Marketable and Loaned Securities, Short-Term VEBA Assets June 30, 2005 $21.8 $21.8 March 31, 2005 / December 31, 2004 22.9 23.6 Change in Gross Cash $(1.1) $(1.8) Operating-Related Cash Flows Automotive Pre-Tax Profits** $(0.2) $ 0.3 Capital Spending (1.9) (3.3) Depreciation and Amortization 1.7 3.5 Changes in Receivables, Inventory, and Trade Payables (0.7) (0.2) Other -- Primarily Expense and Payment Timing Differences 0.9 0.3 Total Automotive Operating-Related Cash Flows $(0.2) $ 0.6 Other Changes in Cash Pension / Long-Term VEBA Contributions $(1.1) $(2.5) Tax Refunds 0.3 0.3 Capital Transactions w / Financial Services Sector 0.7 1.1 Divestitures and Acquisitions (0.7) (0.7) Dividends to Shareholders (0.2) (0.4) All Other 0.1 (0.2) Total Change in Gross Cash $(1.1) $(1.8) * See Appendix (pages 13 and 14) for reconciliation to GAAP ** Excludes special items; see Slide 3 and Appendix (pages 3 and 4) for reconciliation to GAAP First Six Months (Bils.) SLIDE 15

FINANCIAL SERVICES SECTOR 2005 SECOND QUARTER PROFIT / (LOSS) BY SEGMENT Memo: B / (W) 2004 $(231) $(229) $9 $(11) Total Credit Hertz Other 1297 1162 153 -18 Pre-Tax Profit / (Loss) -- (Mils.) $1,297 Total Hertz Ford Credit Other $1,162 $153 $(18) SLIDE 16

FINANCIAL SERVICES SECTOR 2005 FORD CREDIT PRE-TAX PROFIT COMPARED WITH 2004 Credit Loss Second Quarter (Bils.) Financing Margin Lease Residual Volume 2005 Other 2004 2004 2005 Volume Financing Credit Lease Other East 1.4 1.2 -0.1 -0.2 0.2 0 -0.1 $1.2 $1.4 $(0.2) $(0.1) $0 $0.2 ROE 29.5% 26.1% $(0.2) $(0.1) SLIDE 17

AUTOMOTIVE SECTOR 2005 PRODUCTION VOLUMES North America 905 (46) 730 (17) Europe 465 (19) 370 (10) P.A.G. 193 (2) 160 11 Units (000) B / (W) 2004 (000) Second Quarter Actual Units (000) B / (W) 2004 (000) Third Quarter Forecast SLIDE 18

AUTOMOTIVE SECTOR 2005 PLANNING ASSUMPTIONS AND OPERATIONAL METRICS Planning Assumptions Industry Volume (SAAR) -- U.S. (Mils.) 17.2 17.3 17.3 -- Europe (Mils.) 17.3 17.4 17.2 Operational Metrics Quality Improve in all regions Flat Flat Market Share Improve in all regions Down Mixed Automotive Cost Performance (Bils.)* Hold costs flat $(1.4) Worse Capital Spending (Bils.) $7 billion or lower $ 3.3 On Track Operating- Related Cash Flow (Bils.)** $1.2 - $1.5 billion positive $ 0.6 positive Breakeven * At constant volume, mix, and exchange; excludes special items ** Calculated using method set forth on Slide 15 Base First Six Months Full Year Outlook 2005 Milestone SLIDE 19

TOTAL COMPANY 2005 FINANCIAL MILESTONES* Americas North America $1.4 - $1.7 Worse South America 0.1 - 0.2 Better Europe / P.A.G. Europe 0.1 - 0.2 Low End P.A.G. 0.3 - 0.6 Low End Asia Pacific and Africa / Mazda 0.1 - 0.2 Better Total Automotive $1.5 - $2.0 Worse Financial Services 3.5 - 3.7 Better Total Company $5.0 - $5.7 Worse Milestones (Bils.) Full Year Outlook * Excludes special items; see Appendix (page 2) for present estimate of anticipated full-year 2005 special items FULL YEAR EPS GUIDANCE: UNCHANGED AT $1.00 - $1.25* SLIDE 20

APPENDIX

APPENDIX

TOTAL COMPANY CALCULATION OF DILUTED EARNINGS PER SHARE Net Income (Mils.) Numerator After-Tax Profits $ 946 $ 936 Impact on Income from assumed conversion of convertible preferred securities 54 54 Income for diluted EPS $1,000 $ 990 Denominator Average shares outstanding 1,842 1,842 Net issuable shares, primarily stock options 5 5 Convertible preferred securities 282 282 Average shares for diluted EPS 2,129 2,129 Diluted EPS $ 0.47 $ 0.47 Appendix 1 of 14 Cont. Ops. -- Excl. Special Items (Mils.) Second Quarter 2005

TOTAL COMPANY 2005 FULL YEAR -- SPECIAL ITEMS AND DISCONTINUED OPERATIONS Special Items Visteon-Related Charges $(0.21) - $(0.30) $(450) - $(650) $(500) - $(700) Personnel Reduction Programs North America** (0.02) (41) (63) P.A.G. (0.03) (72) (110) Further Personnel Reduction Programs (TBD ) (TBD ) (TBD ) Fuel Cell Technology Charges (0.05) (116) (116) Non-Core Businesses Held for Sale (0.01) (29) (45) Tax Adjustments*** 0.18 384 85 Total Special Items $(0.14) - $(TBD ) $(324) - $(TBD ) $(749) - $(TBD ) Discontinued Operation 0.02 38 Effect of Special Items and Discontinued Operations $(0.12) - $(TBD) $(286) - $(TBD ) * Earnings per share from continuing operations is calculated on a basis that includes pre-tax profit, provision for taxes, and minority interest; see Appendix (page 1) for calculation ** 5% Salaried Reduction Program was announced recently and the costs have not yet been estimated *** Primarily reflects prior year federal and state tax settlements Appendix 2 of 14 Memo: Pre-Tax Profit (Mils.) Full Year Earnings Per Share* After-Tax Profit (Mils.)

TOTAL COMPANY 2004 - 2005 SECOND QUARTER PRE-TAX RESULTS* North America $ 334 $(1,214) $(120)** $(307) $ 454 $ (907) South America 22 88 0 0 22 88 Total Americas $ 356 $(1,126) $(120) $(307) $ 476 $ (819) Europe $ 191 $ 66 $ (20)*** $ 0 $ 211 $ 66 P.A.G. (347) (16) 0 (33)*** (347) 17 Total Europe / P.A.G. $ (156) $ 50 $ (20) $ (33) $ (136) $ 83 Asia Pacific and Africa $ (5) $ 50 $ 0 $ 14 $ (5) $ 36 Mazda & Assoc. Operations 60 57 0 0 60 57 Total AP and Africa / Mazda $ 55 $ 107 $ 0 $ 14 $ 55 $ 93 Other Automotive (298) 398 0 0 (298) 398 Total Automotive $ (43) $ (571) $(140) $(326) $ 97 $ (245) Financial Services 1,528 1,297 0 0 1,528 1,297 Total Company $1,485 $ 726 $(140) $(326) $1,625 $1,052 * From continuing operations ** Fuel Cell Technology Charge *** Improvement Plans 2004 (Mils.) 2005 (Mils.) Pre-Tax Profits (Incl. Special Items) Special Items Pre-Tax Profits (Excl. Special Items) 2004 (Mils.) 2005 (Mils.) 2004 (Mils.) 2005 (Mils.) Appendix 3 of 14

AUTOMOTIVE SECTOR SECOND QUARTER AUTOMOTIVE SUMMARY Appendix 5 of 14 * Excludes special items; see Slide 3 and Appendix (page 3) for reconciliation to GAAP North America 919 862 $20,500 $19,932 $ 454 $(907) South America 68 85 665 1,042 22 88 Total Americas 987 947 $21,165 $20,974 $ 476 $(819) Europe 455 454 $ 6,735 $ 7,892 $ 211 $ 66 P.A.G. 201 202 6,884 7,879 (347) 17 Total Europe / P.A.G. 656 656 $13,619 $15,771 $(136) $ 83 Asia Pacific and Africa 108 115 $ 1,877 $ 1,940 $ (5) $ 36 Mazda and Assoc. Operations -- -- -- -- 60 57 Total AP and Africa / Mazda 108 115 $ 1,877 $ 1,940 $ 55 $ 93 Other Automotive -- -- -- -- (298) 398 Total Automotive 1,751 1,718 $36,661 $38,685 $ 97 $(245) 2004 (000) 2005 (000) Vehicle Unit Sales Revenue Pre-Tax Profits* 2004 (Mils.) 2005 (Mils.) 2004 (Mils.) 2005 (Mils.)

AUTOMOTIVE SECTOR SECOND QUARTER AUTOMOTIVE SUMMARY Appendix 5 of 14 * Excludes special items; see Slide 3 and Appendix (page 3) for reconciliation to GAAP North America 919 862 $20,500 $19,932 $ 454 $(907) South America 68 85 665 1,042 22 88 Total Americas 987 947 $21,165 $20,974 $ 476 $(819) Europe 455 454 $ 6,735 $ 7,892 $ 211 $ 66 P.A.G. 201 202 6,884 7,879 (347) 17 Total Europe / P.A.G. 656 656 $13,619 $15,771 $(136) $ 83 Asia Pacific and Africa 108 115 $ 1,877 $ 1,940 $ (5) $ 36 Mazda and Assoc. Operations -- -- -- -- 60 57 Total AP and Africa / Mazda 108 115 $ 1,877 $ 1,940 $ 55 $ 93 Other Automotive -- -- -- -- (298) 398 Total Automotive 1,751 1,718 $36,661 $38,685 $ 97 $(245) 2004 (000) 2005 (000) Vehicle Unit Sales Revenue Pre-Tax Profits* 2004 (Mils.) 2005 (Mils.) 2004 (Mils.) 2005 (Mils.)

AUTOMOTIVE SECTOR 2005 SECOND QUARTER MARKET RESULTS U.S. Industry SAAR (Mils.) 17.7 0.8 Market Share (Pct.) - Ford and Lincoln Mercury 16.7% (1.4) Pts. - Premier Automotive Group 1.1 (0.2) Total U.S. Market Share 17.8% (1.6) Pts. Europe Industry SAAR (Mils.) 17.4 (0.2) Market Share (Pct.)* - Ford 8.5% (0.1) Pts. - Premier Automotive Group 2.2 (0.2) Total Europe Market Share 10.7% (0.3) Pts. Other Regions Ford Brand Market Share (Pct.) - Brazil 11.9% 0.8 Pts. - Australia 13.1 (0.6) * European market share for Ford Europe and P.A.G. is based on estimated 2005 vehicle registrations for our 19 major markets Second Quarter B / (W) 2004 Appendix 6 of 14

AUTOMOTIVE SECTOR RECONCILIATION OF NET PRICING TO CHANGE IN AUTOMOTIVE SALES* Automotive Sales 2005 $19,932 $23,123 $7,892 $17,383 2004 20,500 22,307 6,735 14,802 2005 B / (W) $ (568) $ 816 $1,157 $ 2,581 Than 2004 Explanation of Change (Pct.) Mix, Exchange, Other 3.5% 18.1 % Net Pricing 0.2 ** (0.7) Total 3.7% 17.4 % North America (Mils.) (Per Unit) Second Quarter Europe (Per Unit) (Mils.) Appendix 7 of 14 * Includes effect of FIN46 ** Represents net pricing for U.S. market

AUTOMOTIVE SECTOR COSTS AND EXPENSES Total Cost and Expenses $36,456 $39,789 $ (3,333) Select Cost Items Included Above: Depreciation $ 807 $ 814 $ (7) Amortization 799 904 (105) Post-Retirement Expense 800 1,060 (260) 2004 (Mils.) 2005 (Mils.) 2005 B / (W) 2004 (Mils.) Second Quarter Appendix 8 of 14

FINANCIAL SERVICES SECTOR FORD CREDIT RESULTS AND METRICS -- SECOND QUARTER Receivables (Bils.) On-Balance Sheet $126 $121 Securitized Off-Balance Sheet 43 39 Managed $169 $160 Charge-Offs (Mils.) On-Balance Sheet $291 $137 Managed 368 169 Loss-to-Receivables Ratio On-Balance Sheet 0.91% 0.44% Managed - U.S. Retail and Lease 1.12 0.62 - Worldwide Total 0.85 0.41 Allow. for Credit Losses Worldwide Amount (Bils.) $2.6 $1.9 Pct. of EOP Receivables 2.02% 1.55% Leverage (To 1) Financial Statement 11.4 11.6 Managed 12.7 12.8 Dividend (Bils.) $0.9 $1.0 ** 2004 2005 Key Metrics* Net Income (Mils.) $897 $740 ROE 29.5% 26.1% 2003 2004 East 1391 1061 4Q 594 839 Pre-Tax Profits (Mils.) 2nd Qtr. 2004 2nd Qtr. 2005 $1,391 $1,162 Second Quarter * See Appendix (pages 10-12) for calculation, definitions and reconciliation to GAAP ** Includes $0.3 billion related to proceeds from sale of Triad $(229) Appendix 9 of 14

FINANCIAL SERVICES SECTOR FORD CREDIT KEY METRIC DEFINITIONS In addition to evaluating Ford Credit's financial performance on a GAAP financial statement basis, Ford Credit management also uses other criteria, some of which were previously disclosed in this presentation and are defined below. Information about the impact of on-balance sheet securitization is also included below : Managed Receivables -- receivables reported on Ford Credit's balance sheet and receivables Ford Credit sold in off-balance-sheet securitizations and continues to service Serviced Receivables -- includes managed receivables and receivables Ford Credit sold in whole-loan sale transactions (i.e., receivables for which Ford Credit has no continuing exposure or risk of loss) Charge-offs on Managed Receivables -- charge-offs associated with receivables reported on Ford Credit's balance sheet plus charge-offs associated with receivables Ford Credit sold in off-balance sheet securitizations and continues to service Impact of On-Balance Sheet Securitization - finance receivables (retail and wholesale) and investments in operating leases reported on Ford Credit's balance sheet include assets transferred in securitizations that do not qualify for accounting sale treatment. These assets have been legally transferred to Ford Credit sponsored special purpose entities and are available only to pay the obligations of the special purpose entities and are not available to pay the other obligations of Ford Credit or the claims of Ford Credit's other creditors. Debt reported on Ford Credit's balance sheet includes debt issued by these special purpose entities to securitization investors which is payable out of collections on the assets supporting the securitizations and is not the legal obligation of Ford Credit or its other subsidiaries. Appendix 10 of 14

FINANCIAL SERVICES SECTOR FORD CREDIT RATIO DEFINITIONS In addition to evaluating Ford Credit's financial performance on a GAAP financial statement basis, Ford Credit management also uses other criteria, some of which were previously disclosed in this presentation and are defined below: Leverage: Total Debt - Financial Statement Leverage = Equity Total Debt Securitized Off-Balance Sheet Receivables Cash and Cash Equivalents SFAS No. 133 Adjustments on Total Debt Equity Minority Interest SFAS No. 133 Adjustment on Equity - Managed Leverage + - - - = + - Retained Interest in Securitized Off-Balance Sheet Receivables Charge-offs = Average Receivables Loss-to-Receivables Ratio Appendix 11 of 14

FORD CREDIT RECONCILIATIONS OF MANAGED LEVERAGE TO FINANCIAL STATEMENT LEVERAGE Total Debt* $138.3 $128.9 Total Securitized Receivables Outstanding 45.8 ** 39.2 Retained Interest in Securitized Receivables (16.4) *** (5.3) Adjustments for Cash and Cash Equivalents (8.8) (18.5) Adjustments for SFAS 133 (3.2) (2.6) Adjusted Debt $155.7 $141.7 Total Stockholder's Equity (incl. minority interest) $ 12.1 $ 11.1 Adjustments for SFAS 133 0.1 0.0 Adjusted Equity $ 12.2 $ 11.1 Managed Leverage to 1**** 12.7 12.8 Financial Statement Leverage = Total Debt / Equity 11.4 11.6 * Includes $9.9 billion and $23.2 billion in 2004 and 2005 respectively of debt issued by securitization SPEs which is payable solely out of collections on the receivables sold to the SPEs and is not the legal obligation of Ford Credit ** Off-balance sheet only, including securitized funding from discontinued operations *** Includes retained interest in securitized receivables from discontinued operations **** Adjusted Debt / Adjusted Equity June 30, 2005 (Bils.) Leverage Calculation Appendix 12 of 14 June 30, 2004 (Bils.)

AUTOMOTIVE SECTOR GROSS CASH RECONCILIATION TO GAAP Cash and Cash Equivalents $10.1 $10.8 $ 0.7 $ 7.1 Marketable Securities 8.3 7.6 (0.7) 10.4 Loaned Securities 1.1 0.8 (0.3) 5.3 Total Cash / Market. Securities $19.5 $19.2 $(0.3) $22.8 Short-Term VEBA 4.1 2.6 (1.5) 4.0 Gross Cash $23.6 $21.8 $(1.8) $26.8 June 30, 2005 B / (W) Dec. 31, 2004 (Bils.) June 30, 2005 (Bils.) Dec. 31, 2004 (Bils.) Appendix 13 of 14 Memo: June 30, 2004 (Bils.)

Exhibit 99.3

SECOND QUARTER FIXED INCOME PRESENTATION JULY 19, 2005

TOTAL COMPANY

SECOND QUARTER AND FIRST SIX MONTHS RESULTS

	Second Quarter 2005	Second Quarter O / (U) 2004	First Six Months 2005	First Six Months O / (U) 2004
Earnings Per Share				
Net Income	$ 0.47	$(0.10)	$ 1.06	$ (0.45)
Continuing Ops. -- Excl. Special Items*	0.47	(0.14)	1.08	(0.48)
After-Tax Profits (Mils.)				
Net Income	$ 946	$ (219)	$2,158	$ (958)
Continuing Ops. -- Excl. Special Items*	936	(307)	2,196	(1,014)
Memo: Tax Rate	3.3%	(16.9) Pts.	14.4%	(11.6) Pts.
Pre-Tax Profits (Mils.)				
Incl. Special Items	$ 726	$ (759)	$2,275	$(2,073)
Excl. Special Items*	1,052	(573)	2,708	(1,792)
Revenue (Bils.)				
Total Sales and Revenue	$ 44.5	$ 1.6	$ 89.7	$ 2.1
Automotive Sales	38.7	2.0	78.0	2.5
Vehicle Unit Sales (000)	1,718	(33)	3,434	(105)
Automotive Cash, Marketable and Loaned Securities and Short-term VEBA** (Bils.)				
Gross***	$ 21.8	$ (5.0)	$ 21.8	$ (5.0)
Net of Total Debt	3.7	(4.3)	3.7	(4.3)
Operating-Related Cash Flow****	(0.2)	(0.3)	0.6	(1.8)

* See Appendix (page 1) for reconciliation to GAAP

** Voluntary Employee Beneficiary Association (VEBA) Trust used to pre-fund certain employee benefit obligations

*** See Appendix (page 8) for reconciliation to GAAP

**** Before pension and long-term VEBA contributions and tax refunds; see Appendix (page 7) for calculation and Appendix (pages 8 and 9) for reconciliation to GAAP

SLIDE 1

TOTAL COMPANY 2005 FINANCIAL MILESTONES* Americas North America $1.4 - $1.7 Worse South America 0.1 - 0.2 Better Europe / P.A.G. Europe 0.1 - 0.2 Low End P.A.G. 0.3 - 0.6 Low End Asia Pacific and Africa / Mazda 0.1 - 0.2 Better Total Automotive $1.5 - $2.0 Worse Financial Services 3.5 - 3.7 Better Total Company $5.0 - $5.7 Worse Milestones (Bils.) Full Year Outlook * Excludes special items; see Appendix (page 4) for present estimate of anticipated full-year 2005 special items FULL YEAR EPS GUIDANCE: UNCHANGED AT $1.00 - $1.25* SLIDE 2

FINANCIAL SERVICES SECTOR FORD CREDIT RESULTS AND METRICS - SECOND QUARTER Receivables (Bils.) On-Balance Sheet $126 $121 Securitized Off-Balance Sheet 43 39 Managed $169 $160 Charge-Offs (Mils.) On-Balance Sheet $291 $137 Managed 368 169 Loss-to-Receivables Ratio On-Balance Sheet 0.91% 0.44% Managed - U.S. Retail and Lease 1.12 0.62 - Worldwide Total 0.85 0.41 Allow. for Credit Losses Worldwide Amount (Bils.) $2.6 $1.9 Pct. Of EOP Receivables 2.02% 1.55% Leverage (To 1) Financial Statement 11.4 11.6 Managed 12.7 12.8 Dividend (Bils.) $1.0 $1.0 2004 2005 Key Metrics* Net Income (Mils.) $897 $740 ROE 29.5% 26.1% 2003 2004 East 1391 1061 4Q 594 839 Pre-Tax Profits (Mils.) 2nd Qtr. 2004 2nd Qtr. 2005 $1,391 $1,162 Second Quarter * See Appendix (pages 10 - 13) for calculation, definitions and reconciliation to GAAP $(229) SLIDE 3

FINANCIAL SERVICES SECTOR 2005 FORD CREDIT PRE-TAX PROFIT COMPARED WITH 2004 Credit Loss Second Quarter (Bils.) Financing Margin Lease Residual Volume 2005 Other 2004 2004 2005 Volume Financing Credit Lease Other East 1391 1162 -100 -200 200 0 -100 $1.2 $1.4 $(0.2) $(0.1) $0 $0.2 $(0.2) $(0.1) SLIDE 4

Q204 Q304 Q404 Q105 Q205 Worldwide Managed 0.0085 0.0094 0.0107 0.0055 0.0041 Worldwide Owned 0.0091 0.0104 0.0116 0.0056 0.0044 Managed Reserves as Pct. Of EOP Receivables Q204 Q304 Q404 Q105 Q105 Ford Credit U.S. Managed LTR 0.0112 0.0132 0.0163 0.0072 0.0062 Ford Credit U.S. Owned 0.0108 0.0129 0.0159 0.0065 0.0063 Managed Reserves as Pct. Of EOP Receivables CREDIT LOSS METRICS Managed Q204 Q304 Q404 Q105 Q105 Owned 291 335 386 181 137 Securitized 77 60 67 48 32 Worldwide Managed Credit Losses - Charge-Offs (Mils.) On-Balance Sheet Securitized Off-Balance Sheet Q2 Q3 Q4 Q1 2004 Q2 Q2 Q3 Q4 Q1 2004 Ford Lincoln Mercury U.S. Retail & Lease Loss-to-Receivables Ratio (Pct.) On-Balance Sheet Managed Worldwide Loss-to-Receivables Ratio (Pct.) On-Balance Sheet Q2 Q2 Q3 Q4 Q1 Q2 $453 2004 $169 $229 2005 2005 $395 2005 $368 SLIDE 5

Q204 Q304 Q404 Q105 Q205 Worldwide Owned 37 42 40 30 25 Q204 Q304 Q404 Q105 Q205 Worldwide Owned 2.72 3.09 3.04 2.41 2.05 CREDIT LOSS DRIVERS - FORD LINCOLN MERCURY U.S. RETAIL & LEASE* Over-60-Day Delinquencies Repossessions (000) Q204 Q304 Q404 Q105 Q205 Worldwide Owned 6450 6450 6650 6000 6000 Q2 Q3 Q4 Q1 Loss Severity Q2 Q1 Q2 Q3 Q4 2004 Q2 * On a serviced basis Q2 Q3 Q4 Q1 Q2 Repo. Ratio 2004 2004 2005 2005 Memo: New Bankruptcy Filings (000) 23 20 19 18 20 2Q04 3Q04 4Q04 1Q05 2Q05 NON-BANKRUPT 0.0015 0.0019 0.0015 0.0011 0.0012 2005 SLIDE 6

Q1 2004 Q2 2004 Q3 2004 Q4 2004 Q1 2005 RR 24-Month 12 9 7 10 6 RR 36-Month 50 44 39 34 34 LEASE RESIDUAL PERFORMANCE - FORD LINCOLN MERCURY U.S. Lease Return Volume (000) Q1 Q2 Q2 Q3 Q4 2004 2005 53 Q2 2004 Q3 2004 Q4 2004 Q1 2005 Q2 2005 AV 24-Month 15780 15892 15663 16440 16072 AV 36-Month 12780 12351 12144 13130 12920 Auction Values (At Q2 2005 Mix) 36-Month 24-Month Q1 Q2 Q2 Q3 Q4 Memo: Worldwide Net Investment in Operating Leases in (Bils.) $21.6 $21.4 $21.9 $21.7 $21.9 2005 Q2 Q3 Q4 Q1 Q2 East 44 39 34 34 32 West 9 7 10 6 4 46 44 40 36 2004 24- Month 36- Month SLIDE 7

PRESENT DEBT RATINGS - FORD & FORD CREDIT Agency Long- Term Outlook/ Trend Short- Term Dominion Bond Rating Service Ford Motor BBB Negative R-2 (middle) Ford Credit BBB (high) Negative R-2 (high) Fitch Ratings BBB Negative F2 Moody's Investors Service Ford Motor Baa3* Under Review N/A Ford Credit Baa2* Under Review P-2* Standard & Poor's BB+ Negative B-1 * Ratings under review for possible downgrade SLIDE 8

FORD CREDIT FUNDING STRUCTURE 2003 2004 2005 33105 Equity 12.7 11 11 11 Term Debt/Other 122 110 94 101 Securitization 28 23 31.5 34 ABS CP 15 20 25 23 Ford Interest Advantage 7.3 7.7 7.2 7.2 Commercial Paper 6 9 2 3 Overborrow -16 -12.7 -15 -19 Equity Unsecured Commercial Paper Asset-Backed Commercial Paper $175 ~$155 $29-34 $122 $13 $11 Year End 2003 Year End 2004 June 30, 2005 $15 $28 Funding of Managed Receivables* (Bils.) Securitized Funding as Percentage of Managed Receivables 25% 26% 34-37% 36% 2005 Forecast $20 $110 $11 Term Asset-Backed Securities Term Debt and Other $13 Cash and Cash Equivalents $13-15 $6 $16 $23-24 $168 $160 $34 $101 $11 $19 *From continuing operations $92-96 $1-3 $23 $23 $3 $7 $7 $7 $8 $9 Ford Interest Advantage SLIDE 9

FORD CREDIT PUBLIC TERM FUNDING PLAN 2003 Actual (Bils.) 2004 Actual (Bils.) Transaction Type Forecast (Bils.) * YTD Actual through July 15, 2005 ** AFSA Presentation, May 18, 2005 *** Reflects new bonds issued; excludes asset sales to commercial paper conduits, whole-loan sales, and other structured financings YTD Actual * (Bils.) Memo: Prior FY Forecast ** (Bils.) Debt - Institutional $15 $ 7 $ 7 - 8 $ 7 $ 3 - 4 - Retail 4 5 1 - 2 1 1 - 2 Total Debt $19 $12 $ 8 - 10 $ 8 $ 4 - 6 Securitization*** 11 6 12 - 15 10 12 - 16 Total $30 $18 $20 - 25 $18 $16 - 22 2005 SLIDE 10

Total facilities as of July 1 are $31.5 billion, down $900 million from year-end 2004 Majority of commitments remain five-year evergreen facilities Maintained no rating triggers, material adverse change clauses or financial covenants 7/1/2004 7/1/2005 Non-global 0.85 0.95 Ford 6.9 6.5 FCE Bank 2.9 2.3 Ford Credit 3.9 3.1 Asset-Backed CP 18 18.8 BACK-UP CREDIT FACILITIES REMAIN STRONG Dec. 31, 2004 July 1, 2005 Billions * Ford lines may be used by Ford Credit and/or FCE at Ford's option ** Other consists of Non-global lines; excludes Ford Automotive non-global credit facilities of $308 million and $580 million at December 31, 2004 and July 1, 2005, respectively ABCP Lines (FCAR & Motown) $32.4 Ford * FCE Bank Global Lines Ford Credit Other ** $31.5 SLIDE 11

Bank Lines FCAR Motown Conduits Unsecured CP Total Back-up liquidity 0.8 14.9 8.5 5.8 2.5 32.5 Global Bank Lines Other FCAR Motown Unused Conduits Cash Total Back-up liquidity 11.9 0.8 18.3 10 16.1 18.5 75.5 FORD CREDIT LIQUIDITY PROGRAMS Liquidity Global Other Bank FCAR Motown Conduits Cash & Cash Total Lines Lines Lines Notes Equivalents Utilization of Liquidity Global and FCAR Motown Conduits Unsecured Total Other Notes CP Bank Lines Liquidity exceeds utilization by $43 billion June 30, 2005 (Bils.) June 30, 2005 (Bils.) ** * As of July 1 2005 ** Includes $6.5 billion of Ford bank lines that Ford Credit and/or FCE can use at Ford's option *** Supported by a bank liquidity facility equal to at least 100% of the principal amount of FCAR; 5% of the principal amount of Motown Notes; and for Motown, subject to a planned contribution of existing assets *** *** Motown Lines $0.5 $75.5 Committed Credit Facilities = $31.5 billion* SLIDE 12

Under 3 Months Under 6 Months Under 1 Year Under 2 Years Total Assets 54.4 62.7 77.2 98.1 117.1 Liabilities 18.5 20.4 37.7 54.8 95.7 LIQUIDITY PROFILE OF FORD CREDIT'S BALANCE SHEET Cumulative Maturities* - As of June 30, 2005 (Bils.) * U.S., Europe, and Canada included, at scheduled maturities; unsecuritized wholesale, unrestricted cash and Ford Interest Advantage included in under 3 month maturities. Under 3 Months Under 6 Months Under 1 Year Under 2 Years Total Interest Earning Assets (excluding On-Balance Sheet Securitized) and Cash at Face Value Interest Bearing Debt (excluding On-Balance Sheet Securitization Debt) at Face Value SLIDE 13

ACCOMPLISHMENTS SINCE FIRST QUARTER Ford Credit - Term Funding Unsecured Term Debt U.S. $ 1.6 Europe 1.2 Canada/Other 1.1 Sub-Total Unsecured $ 3.9 Securitization U.S. Retail Receivables $ 3.0 U.S. Wholesale Receivables 2.3 Private Transactions* 5.8 Sub-Total Securitization $ 11.1 Total Term Issuance $ 15.0 Ford (Automotive) Seasonal Working Capital Funding $ 2.0 Credit Lines at July 1, 2005 $ 31.5 Post 1st Qtr. 2005 (Bils.) * Includes U.S. Retail Receivables, U.S. Leases, and Italian Wholesale SLIDE 14

SECOND QUARTER 2005 SUMMARY Ford Earnings per share of $0.47 from continuing operations, excluding special items* North America Automotive loss disappointing All other Automotive Operations profitable; P.A.G. progress continues Continued strong automotive liquidity (cash balance at nearly $22 billion) Ford Credit Strong earnings Favorable credit loss performance Continued strong liquidity and funding flexibility Raised $15 billion of funding (cash balance at nearly $19 billion) Back-up credit facilities remain strong Managed leverage is 12.8 to 1 * Earnings per share from continuing operations is calculated on a basis that includes pretax profits, provision for taxes and minority interest; see Appendix (page 2) for reconciliation to GAAP SLIDE 15

SAFE HARBOR Automotive Related: Greater price competition resulting from currency fluctuations, industry overcapacity or other factors; Significant decline in automotive industry sales and our financing of those sales, particularly in the United States or Europe, resulting from slowing economic growth, geo- political events or other factors; Lower-than-anticipated market acceptance of new or existing Ford products; Economic distress of suppliers that may require Ford to provide financial support of take other measures to ensure supplies of materials; Increased safety, emissions, fuel economy or other regulations resulting in higher costs and/or sales restrictions; Work stoppages at Ford or supplier facilities or other interruptions of supplies; Discovery of defects in Ford vehicles resulting in delays in new model launches, recall campaigns, increased warranty costs or litigation; Unusual or significant litigation or governmental investigations arising out of alleged defects in Ford products or otherwise; Higher prices for or reduced availability of fuel; Increase in or acceleration of the market shift from truck sales or from sales of other more profitable vehicles in the United States; Changes in Ford's requirements or obligations under long-term supply arrangements pursuant to which Ford is obligated to purchase minimum quantities or a fixed percentage of output or pay minimum amounts; Change in the nature or mix of automotive marketing programs and incentives; Ford Credit Related: Inability to access debt or securitization markets around the world at competitive rates or in sufficient amounts; Higher-than-expected credit losses; Collection and servicing problems related to our finance receivables and net investment in operating leases; Lower-than-anticipated residual values and higher-than-expected lease return rates; New or increased credit, consumer protection or other regulations resulting in higher costs and/or additional financing restrictions; Changes in Ford's marketing programs that de-emphasize financing incentives, which could result in a decline in our share of financing Ford vehicles; General: Additional credit rating downgrades; Major capital market disruptions that could prevent Ford or us from having access to the capital markets or that would limit our liquidity Availability of securitization as a source of funding; Labor or other constraints on Ford's or our ability to restructure Ford's or our business; Increased price competition in the rental car industry and/or a general decline in business or leisure travel due to terrorist attacks, acts of war, epidemic diseases or measures taken by governments in response thereto that negatively affect the travel industry; Worse-than-assumed economic and demographic experience for our post-retirement benefit plans (e.g., investment returns, interest rates, healthcare trends, benefits improvements); Economic difficulties in any significant market; Currency or commodity fluctuations, including rising steel prices; and Changes in interest rates. Statements included or incorporated by reference herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on our expectations, forecasts, and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation: We cannot assure that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. It is to be expected that there may be differences between projected and actual results. Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

APPENDIX

TOTAL COMPANY INCOME FROM CONTINUING OPERATIONS COMPARED WITH NET INCOME Income from Continuing Operations Excluding Special Items $ 0.47 $ 936 $1,052 $ 1.08 $2,196 $2,708 Special Items Visteon-Related Charges** (0.15) (313) (318) (0.15) (319) (327) Personnel Reduction Program North America (0.02) (41) (63) (0.02) (41) (63) P.A.G. (0.01) (21) (33) (0.01) (21) (33) Fuel Cell Technology Charges *** (11) (11) (0.02) (50) (50) Non-Core Businesses Held for Sale *** 9 14 (0.01) (29) (45) Tax Adjustments**** 0.18 384 85 0.18 384 85 Total Special Items $ 0 $ 7 $(326) $(0.03) $ (76) $ (433) Income from Continuing Operations $ 0.47 $ 943 $ 726 $ 1.05 $2,120 $2,275 Discontinued Operations ** 3 0.01 38 Net Income $ 0.47 $ 946 $ 1.06 $2,158 * Earnings per share from continuing operations is calculated on a basis that includes pre-tax profit, provision for taxes, and minority interest; see Appendix (page 2) for calculation ** See Appendix (page 5) for further detail *** Less than $0.01 **** Primarily reflects a favorable IRS ruling impacting prior year Federal tax settlements Memo: Pre-Tax Profit (Mils.) Second Quarter Earnings Per Share* After-Tax Profit (Mils.) Memo: Pre-Tax Profit (Mils.) First Six Months Earnings Per Share* After-Tax Profit (Mils.) Appendix 1 of 13

Net Income (Mils.) Numerator After-Tax Profits $ 946 $ 936 Impact on Income from assumed conversion of convertible preferred securities 54 54 Income for diluted EPS $1,000 $ 990 Denominator Average shares outstanding 1,842 1,842 Net issuable shares, primarily stock options 5 5 Convertible preferred securities 282 282 Average shares for diluted EPS 2,129 2,129 Diluted EPS $ 0.47 $ 0.47 Appendix 2 of 13 Cont. Ops. -- Excl. Special Items (Mils.) Second Quarter 2005 TOTAL COMPANY CALCULATION OF DILUTED EARNINGS PER SHARE

TOTAL COMPANY 2004 - 2005 SECOND QUARTER PRE-TAX RESULTS* North America $ 334 $(1,214) $(120)** $(307) $ 454 $ (907) South America 22 88 0 0 22 88 Total Americas $ 356 $(1,126) $(120) $(307) $ 476 $ (819) Europe $ 191 $ 66 $ (20)*** $ 0 $ 211 $ 66 P.A.G. (347) (16) 0 (33)*** (347) 17 Total Europe / P.A.G. $ (156) $ 50 $ (20) $ (33) $ (136) $ 83 Asia Pacific and Africa $ (5) $ 50 $ 0 $ 14 $ (5) $ 36 Mazda & Assoc. Operations 60 57 0 0 60 57 Total AP and Africa / Mazda $ 55 $ 107 $ 0 $ 14 $ 55 $ 93 Other Automotive (298) 398 0 0 (298) 398 Total Automotive $ (43) $ (571) $(140) $(326) $ 97 $ (245) Financial Services 1,528 1,297 0 0 1,528 1,297 Total Company $1,485 $ 726 $(140) $(326) $1,625 $1,052 * From continuing operations ** Fuel Cell Technology Charge *** Improvement Plans 2004 (Mils.) 2005 (Mils.) Pre-Tax Profits (Incl. Special Items) Special Items Pre-Tax Profits (Excl. Special Items) 2004 (Mils.) 2005 (Mils.) 2004 (Mils.) 2005 (Mils.) Appendix 3 of 13

TOTAL COMPANY 2005 FULL YEAR -- SPECIAL ITEMS AND DISCONTINUED OPERATIONS Special Items Visteon-Related Charges $(0.21) - $(0.30) $(450) - $(650) $(500) - $(700) Personnel Reduction Programs North America** (0.02) (41) (63) P.A.G. (0.03) (72) (110) Further Personnel Reduction Programs (TBD ) (TBD ) (TBD ) Fuel Cell Technology Charges (0.05) (116) (116) Non-Core Businesses Held for Sale (0.01) (29) (45) Tax Adjustments*** 0.18 384 85 Total Special Items $(0.14) - $(TBD ) $(324) - $(TBD ) $(749) - $(TBD ) Discontinued Operation 0.02 38 Effect of Special Items and Discontinued Operations $(0.12) - $(TBD) $(286) - $(TBD ) * Earnings per share from continuing operations is calculated on a basis that includes pre-tax profit, provision for taxes, and minority interest; see Appendix (page 1) for calculation ** 5% Salaried Reduction Program was announced recently and the costs have not yet been estimated *** Primarily reflects prior year federal and state tax settlements Appendix 4 of 13 Memo: Pre-Tax Profit (Mils.) Full Year Earnings Per Share* After-Tax Profit (Mils.)

2005 FINANCIAL EFFECT OF VISTEON AGREEMENTS -- SPECIAL ITEMS Estimated Assets Received* $ 700 - $900 Valuation Allowance / Forgiveness of Employee-Related Receivables** (450) Cash Payment for Inventories (300) Cash for Visteon Restructuring Escrow Account (400) Deferred Cash for Visteon Restructuring - related to Ford-managed entity (150) 2005 Transaction-Related Special Items $(400) - $(600) Hourly Buyouts (100) Total Special Items $(500) - $(700) Memo: Second Quarter 2005 Special Items*** $ (318) * Including inventories and net of transaction costs ** Excludes $(600) million allowance recognized in 2004 *** Primarily valuation allowance against employee-related receivables 2005 Projected Full Year Effect (Mils.) Appendix 5 of 13

AUTOMOTIVE SECTOR 2005 PLANNING ASSUMPTIONS AND OPERATIONAL METRICS Planning Assumptions Industry Volume (SAAR) -- U.S. (Mils.) 17.2 17.3 17.3 -- Europe (Mils.) 17.3 17.4 17.2 Operational Metrics Quality Improve in all regions Flat Flat Market Share Improve in all regions Down Mixed Automotive Cost Performance (Bils.)* Hold costs flat $(1.4) Worse Capital Spending (Bils.) $7 billion or lower $ 3.3 On Track Operating- Related Cash Flow (Bils.)** $1.2 - $1.5 billion positive $ 0.6 Positive Breakeven * At constant volume, mix, and exchange; excludes special items ** Calculated using method set forth on Appendix (page 7) Base First Six Months Full Year Outlook 2005 Milestone Appendix 6 of 13

AUTOMOTIVE SECTOR 2005 SECOND QUARTER CASH* Second Quarter (Bils.) Cash, Marketable and Loaned Securities, Short-Term VEBA Assets June 30, 2005 $21.8 $21.8 March 31, 2005 / December 31, 2004 22.9 23.6 Change in Gross Cash $(1.1) $(1.8) Operating-Related Cash Flows Automotive Pre-Tax Profits** $(0.2) $ 0.3 Capital Spending (1.9) (3.3) Depreciation and Amortization 1.7 3.5 Changes in Receivables, Inventory, and Trade Payables (0.7) (0.2) Other -- Primarily Expense and Payment Timing Differences 0.9 0.3 Total Automotive Operating-Related Cash Flows $(0.2) $ 0.6 Other Changes in Cash Pension / VEBA Contributions $(1.1) $(2.5) Tax Refunds 0.3 0.3 Capital Transactions w / Financial Services Sector 0.7 1.1 Divestitures and Acquisitions (0.7) (0.7) Dividends to Shareholders (0.2) (0.4) All Other 0.1 (0.2) Total Change in Gross Cash $(1.1) $(1.8) * See Appendix (pages 8 and 9) for reconciliation to GAAP ** Excludes special items; see Appendix (pages 8 and 9) for reconciliation to GAAP First Six Months (Bils.) Appendix 7 of 13

AUTOMOTIVE SECTOR GROSS CASH RECONCILIATION TO GAAP Cash and Cash Equivalents $10.1 $10.8 $ 0.7 $ 7.1 Marketable Securities 8.3 7.6 (0.7) 10.4 Loaned Securities 1.1 0.8 (0.3) 5.3 Total Cash / Market. Securities $19.5 $19.2 $(0.3) $22.8 Short-Term VEBA 4.1 2.6 (1.5) 4.0 Gross Cash $23.6 $21.8 $(1.8) $26.8 June 30, 2005 B / (W) Dec. 31, 2004 (Bils.) June 30, 2005 (Bils.) Dec. 31, 2004 (Bils.) Appendix 8 of 13 Memo: June 30, 2004 (Bils.)

AUTOMOTIVE SECTOR GAAP RECONCILIATION OF OPERATING-RELATED CASH FLOWS Cash Flows from Operating Activities before Securities Trading $ 1.6 $ 0.6 $ 4.0 Items Included in Operating-Related Cash Flows Capital Expenditures $(1.9) $(0.5) $(3.3) Net Transactions Between Automotive and Financial Services Sectors 0.4 (0.2) (0.4)* Exclusion of ST VEBA Cash Flows - Net (Drawdown) / Top-Up (0.7) (0.7) (1.5) Other (0.4) 0 (0.4) Total Reconciling Items $(2.6) $(1.4) $(5.6) Total Automotive Operating-Related Cash Flows $(1.0) $(0.8) $(1.6) Pension / Long-Term VEBA Contributions 1.1 0.8 2.5 Tax Refunds (0.3) (0.3) (0.3) Total Auto. Op.-Related Cash Flows (Excl. Contrib. and Tax Refunds) $(0.2) $(0.3) $ 0.6 * Net transactions with Automotive / Financial Services consistent with the condensed Sector Statement of Cash Flows statement 2005 (Bils.) Second Quarter B / (W) Than 2004 (Bils.) First Six Months of 2005 (Bils.) Appendix 9 of 13

FINANCIAL SERVICES SECTOR FORD CREDIT KEY METRIC DEFINITIONS In addition to evaluating Ford Credit's financial performance on a GAAP financial statement basis, Ford Credit management also uses other criteria, some of which were previously disclosed in this presentation and are defined below. Information about the impact of on-balance sheet securitization is also included below : Managed Receivables -- receivables reported on Ford Credit's balance sheet and receivables Ford Credit sold in off-balance-sheet securitizations and continues to service Serviced Receivables -- includes managed receivables and receivables Ford Credit sold in whole-loan sale transactions (i.e., receivables for which Ford Credit has no continuing exposure or risk of loss) Charge-offs on Managed Receivables -- charge-offs associated with receivables reported on Ford Credit's balance sheet plus charge-offs associated with receivables Ford Credit sold in off-balance sheet securitizations and continues to service Impact of On-Balance Sheet Securitization - finance receivables (retail and wholesale) and investments in operating leases reported on Ford Credit's balance sheet include assets transferred in securitizations that do not qualify for accounting sale treatment. These assets have been legally transferred to Ford Credit sponsored special purpose entities and are available only to pay the obligations of the special purpose entities and are not available to pay the other obligations of Ford Credit or the claims of Ford Credit's other creditors. Debt reported on Ford Credit's balance sheet includes debt issued by these special purpose entities to securitization investors which is payable out of collections on the assets supporting the securitizations and is not the legal obligation of Ford Credit or its other subsidiaries. Appendix 10 of 13

FINANCIAL SERVICES SECTOR FORD CREDIT RATIO DEFINITIONS In addition to evaluating Ford Credit's financial performance on a GAAP financial statement basis, Ford Credit management also uses other criteria, some of which were previously disclosed in this presentation and are defined below: Leverage: Total Debt - Financial Statement Leverage = Equity Total Debt Securitized Off-Balance Sheet Receivables Cash and Cash Equivalents SFAS No. 133 Adjustments on Total Debt Equity Minority Interest SFAS No. 133 Adjustment on Equity - Managed Leverage + - - - = + - Retained Interest in Securitized Off-Balance Sheet Receivables Charge-offs = Average Receivables Loss-to-Receivables Ratio Appendix 11 of 13

FORD CREDIT PRE-TAX INCOME EFFECT OF RECEIVABLES SALES ACTIVITY 2005 (Mils.) Second Quarter 2004 (Mils.) Investment and Other Income Related to Off-Balance Sheet Securitizations Earnings Impact if Reported on Balance Sheet Net Gain on Sales of Receivables $ 69 $ 2 Servicing Fees 94 106 Income on Interest in Sold Wholesale Receivables and Retained Securities 164 109 Income from Residual Interest and Other 215 226 Total Investment and other Income Related to Receivables Sales $ 542 $ 443 Less: Whole-loan Income (32) (21) Total Income Related to Off-Balance Sheet Securitizations $ 510 $ 422 Retail Revenue $ 547 $ 412 Wholesale Revenue 284 326 Total Financing Revenue $ 831 $ 738 Borrowing Cost (226) (294) Net Financing Margin $ 605 $ 444 Net Credit Losses (64) (27) Income Before Income Taxes $ 541 $ 417 Recalendarization Impact of Off-Balance Sheet Securitizations $ (31) $ 5 Appendix 12 of 13

FORD CREDIT RECONCILIATIONS OF MANAGED LEVERAGE TO FINANCIAL STATEMENT LEVERAGE Total Debt* $138.3 $128.9 Total Securitized Receivables Outstanding 45.8 ** 39.2 Retained Interest in Securitized Receivables (16.4) *** (5.3) Adjustments for Cash and Cash Equivalents (8.8) (18.5) Adjustments for SFAS 133 (3.2) (2.6) Adjusted Debt $155.7 $141.7 Total Stockholder's Equity (incl. minority interest) $12.1 $ 11.1 Adjustments for SFAS 133 0.1 0.0 Adjusted Equity $12.2 $ 11.1 Managed Leverage to 1**** 12.7 12.8 Financial Statement Leverage = Total Debt / Equity 11.4 11.6 * Includes $9.9 billion and $23.2 billion in 2004 and 2005 respectively of debt issued by securitization SPEs which is payable solely out of collections on the receivables sold to the SPEs and is not the legal obligation of Ford Credit ** Off-balance sheet only, including securitized funding from discontinued operations *** Includes retained interest in securitized receivables from discontinued operations **** Adjusted Debt / Adjusted Equity June 30, 2005 (Bils.) Leverage Calculation Appendix 13 of 13 June 30, 2004 (Bils.)